Exhibit 99.1
Description of the Transactions

In reliance on Rule 16a-13, effective as of November 19, 2007 in the following order:

     (A) Contran Corporation ("Contran") and Valhi Holding Company ("VHC") entered in to a Stock Exchange Agreement whereby Contran exchanged 1,374 shares of VHC common stock for 1,696,884 shares of the issuer's common stock and a small cash-in-lieu payment paid by VHC;

     (B) Contran made capital contributions of 104,913 and 1,208,443 shares of the issuer's common stock to Dixie Rice Agricultural Corporation, Inc. ("Dixie Rice") and Flight Proficiency Service, Inc. ("Flight Pro"), respectively, each a wholly owned subsidiary of Contran;

     (C) Flight Pro made a capital contribution of 104,913 shares of the issuer's common stock to Flight Leasing, Inc., a wholly owned subsidiary of Flight Pro ("Flight Leasing");

     (D) Dixie Rice paid off debt it owed to Harold C. Simmons by transferring to him 104,913 shares of the issuer's common stock;

     (E) Flight Leasing paid off debt it owed to Harold C. Simmons by transferring to him 1,208,443 shares of the issuer's common stock;

     (F) Contran paid off debt it owed to Harold C. Simmons by transferring to him 382,909 shares of the issuer's common stock.